Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is entered into as of November 27, 2019 (this “Agreement”) by and between Lans Holdings Inc., a Nevada Corporation having its principle place of business at 801 Brickell, Miami, FL 33133 (“Assignor”), Meso Numismatics Inc. a Nevada Corporation having its principal place of business at 433 Plaza Real Suite 275 Boca Raton, Florida 3432 (“Assignee”), Global Stem Cells Group Inc. a Florida Corporation having its principal place of business at 14750 NW 77th Court, suite 304, Miami Lakes, Florida, 33016 USA (“Global”) and Benito Novas, CEO of Global, in his capacity as CEO and shareholder of Global and residing in Miami Florida (“BN”) (“Assignor, Assignee, Global and BN individually a “Party” and together the “Parties).

WHEREAS, Assignor, BN and Global previously entered into a Binding Letter of Intent entered into on May 23, 2019 and an Amendment to the Binding Letter of Intent entered into on September 11, 2019, (“Collectively the “Original LOI”) attached hereto as Annex A;

WHEREAS, Assignor desires to assign all of its rights, interests and obligations under the Original LOI to Assignee as set forth herein, and Assignee wishes to assume such rights, interests and obligations, the whole pursuant to the terms of a new Binding Letter of Intent simultaneously entered into with the execution of this Agreement, by and between Assignee, Global and BN (“New LOI”), attached hereto as Annex B;

WHEREAS Assignor, Global and BN agree that upon execution of this Agreement, the Original LOI will hereby be null and void and replaced in its entirety by the New LOI;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment.

I. Assignor hereby assigns and conveys to Assignee for the benefit of Assignee, its successors and assigns, all of Assignor’s rights, title and interest in and to the Original LOI, the whole pursuant to and as set forth in the New LOI (“Assignment”).

II. Global and BN agree to such Assignment and agree to irrevocably be bound by all of the terms and conditions of the New LOI.

III. Each of Assignor, Global and BN further agrees that any breach of this herein Section 1 shall be deemed a material breach of this Agreement and shall result in irreparable damage to Assignee. In the event of any such breach, Assignee shall be entitled to specific performance and immediate injunctive or other equitable relief, without the necessity of posting a bond against Assignor, Global and/or BN, as applicable. Any such relief shall be in addition to and not in lieu of any other relief by way of monetary damages or any other remedy in equity or at law that Assignee shall have the right to pursue each of Assignor, Global and BN, as applicable and/or its respective affiliates and its respective officers, employees, agents, or other representatives.

2. Assumption. In consideration for the Assignment, Assignee shall:

I. Assume, undertake and agree to hereafter pay, perform and discharge in accordance with their terms any and all of the liabilities, obligations and commitments pursuant to the New LOI;

II. Assume, and undertake and agree to hereafter pay, perform and discharge in accordance with their terms any and all of the liabilities, obligations and commitments of Assignor relating to certain debt appearing on Assignor’s books, the whole as enumerated and set forth in Annex C attached herein (the “Assigned Debt”); and

III. Issue to Assignor 1,000 shares of its Series CC Convertible Preferred Stock (“Preferred Shares”). Such Preferred Shares shall bear the preferences as set out herewith in Annex D. Such Preferred Shares when issued, shall be validly issued, fully paid and non-assessable, and free from all liens, claims and encumbrances with respect to the issue thereof and shall bear a restrictive legend if and as required pursuant to applicable securities law.

3. Release. Each of Assignor, Global and BN, agrees that upon the execution of this Agreement and the New LOI, each shall forever release each other from any and all obligations and liabilities under the Original LOI and each shall have no rights or claims one against the other under the Original LOI.

4. Representations and Warranties of Assignor.

I. Assignor represents and warrants to Assignee, Global and BN as of the execution of this Agreement, that:

a.	It has full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

b.	It has full power and authority to assign all of its rights, title and interests in the Original LOI and contained in this Agreement and to consummate the transactions contemplated herein, if and when applicable, without any further necessary or requisite approvals; and

c.	No provision of law and no contract to which Assignor is a party prevents Assignor from performing any of the obligations hereunder.

II. No representation or warranty made by Assignor in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Assignor or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of Assignor’s knowledge and belief.

III. The foregoing representations and warranties are made by Assignor with the knowledge and expectation that Assignee, Global and BN are placing reliance thereon.

5. Representations and Warranties of Assignee

I. Assignee represents and warrants to Assignor, Global and BN as of the execution of this Agreement, that:

a.	It has full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

b.	It has full power and authority to be assigned all of the rights, title and interests of the Assignor in the Original LOI and contained in this Agreement and to enter into the New LOI and consummate the transactions contemplated herein and, therein if and when applicable, without any further necessary or requisite approvals; and

c.	No provision of law and no contract to which Assignee is a party prevents Assignee from performing any of the obligations hereunder.

II. No representation or warranty made by Assignee in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Assignee or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of Assignee’s knowledge and belief.

III. The foregoing representations and warranties are made by Assignee with the knowledge and expectation that Assignor, Global and BN are placing reliance thereon.

6. Representations and Warranties of each of Global and BN

I. Each of Global and BN represents and warrants to Assignor and Assignee as of the execution of this Agreement, that:

a.	Each of Global and BN has full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

b.	Each of Global and BN has full power and authority to agree to the assignment of all of the rights, title and interests of Assignor in the Original LOI to Assignee and contained in this Agreement, to enter into the New LOI and to consummate the transactions contemplated herein, and therein if and when applicable, without any further necessary or requisite approvals; and

c.	No provision of law and no contract to which each of Global and BN is a party prevents Global and/or BN from performing any of the obligations hereunder.

II. No representation or warranty made by each of Global and BN in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by each of Global and BN or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of each of Global’s and BN’s knowledge and belief.

III. The foregoing representations and warranties are made by each of Global and BN with the knowledge and expectation that Assignor and Assignee are placing reliance thereon.

7. Indemnification.

I. Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of any breach of the Indemnifying Party of this Agreement. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

II. The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

III. The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

8. Miscellaneous.

I. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person or entity other than the Parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including any third party beneficiary rights.

II. This Agreement including the recitals and all of the Annexes attached hereto, sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties. This Agreement may be amended only by a writing executed by each of the Parties on the subject matter hereof.

III. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of law.

IV. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered, sent by electronic means to the address as shall have been communicated by each Party to the other Parties, or by established overnight courier to the addresses first stated above.

V. This Agreement may not be amended except by instrument in writing signed by each of the Parties.

VI. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement.

VII. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

VIII. The recitals to this Agreement are incorporated herein by this reference and made a material part of this Agreement.

IX. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile or electronic signatures of the undersigned Parties will have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Assignment and Assumption Agreement as of the date first above written.

GLOBAL STEM CELLS GROUP INC.		MESO NUMISMATICS INC.

By:	/s/: Benito Novas	By:	/s/: Melvin Pereira
	Benito Novas, CEO		Melvin Pereira, CEO

BENITO NOVAS		LANS HOLDINGS INC.

/s/: Benito Novas		By:	/s/: Trevor Allen
Trevor Allen, CEO

ANNEX A

BINDING LETTER OF INTENT

The present document is a Binding Letter of Intent (“Binding LOI”) between Lans Holding Inc., a Nevada corporation having its principle place of business at 801 Brickell, Miami, FL 33133(“Pubco), Global Stem Cells Group Inc. a Florida Corporation, whose principal place of business is located at 14750 NW 77th Court, suite 304, Miami Lakes, Florida, 33016 USA, (“GSCG”) Benito Novas, CEO of GSCG (“BN”), in his capacity as CEO and shareholder of GSCG and residing in Miami Florida, (“BN referred to herein as Shareholder (Pubco, BN referred to herein as Parties or Party), whereby Pubco shall purchase all of the outstanding shares in GSCG (“Transaction”) under the following terms and conditions:

1. Whereas, there are currently 50,000,000 (Fifty Million) shares of common stock, no par value, issued and outstanding in GSCG (“GSCG Common Stock”);

2. Whereas, BN is the lawful holder of 50,000,000 (Fifty Million) shares of GSCG Common Stock (“BN Shares”);

3. Whereas BN is the holder of all of the issued and outstanding shares of GSCG Common Stock, representing 100% ownership in GSCG (“GSCG Shares”).

4. Whereas Pubco wishes to purchase from the Shareholder and the Shareholder wish to sell to Pubco, all of the GSCG Shares.

5. The Parties agree that Pubco shall purchase from the Shareholder all of the GSCG Shares (the “Transaction”) for an aggregate amount of shares and cash, the whole as set out in Section 9b. below.

6. The Parties hereby acknowledge and agree that this Binding LOI and the execution of a Definitive Agreement is subject to and contingent upon Pubco having first declared itself satisfied with the results of its due diligence of GSCG (“Due Diligence Satisfaction”) within a period of 60 days from the date of the execution of this Binding LOI (“Due Diligence Satisfaction Deadline”).

7. Subject to and following Pubco’s Due Diligence Satisfaction, the Parties agree and undertake to enter into mutually agreeable definitive agreements (“Definitive Agreement”) and any other documents necessary for the closing of the Transaction (“Closing”), within 150 days of the execution of this Binding LOI. Such Closing shall occur at the time of the Execution of the Definitive Agreement or at such other date as is practicable following the execution of the Definitive Agreement.

8. The Parties further undertake that prior to the Closing, each of Pubco and GSCG shall have obtained all consents and approvals including, without limitation, board of director approval and shareholder consent, as are necessary for the approval of the Transaction, and the execution of all related documents including, without limitation, the Definitive Agreement.

9. The Definitive Agreement will incorporate the Parties’ understandings with respect to the terms of the Transaction, among other things, the following:

a. Pubco shall receive all of the GSCG Shares from the Shareholder as follows:

I. Pubco shall receive all of the BN Shares from BN;

II. BN shall deliver to Pubco the respective certificates representing his respective GSCG Shares upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties.

b. In exchange for the GSCG Shares, Pubco shall issue the following (“Payment Shares”):

I. BN shall receive:

a. 237,500 (two hundred and thirty seven thousand five hundred) shares of Series C (as defined in Section 10 herein below); and

b. 8,974 (eight thousand nine hundred and seventy four) shares of Series D (as defined in Section 10 herein below).

c. Pubco shall deliver the Payment Shares to BN upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

d. In addition, Pubco shall pay an amount equal to $300,000 USD (three hundred thousand dollars US) Payment to GSCG which may be paid in multiple tranches with the total Payment amount being paid in full at the latest upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

e. Each of Pubco and GSCG shall retain its respective current CEO and Director(s), and no other director(s) shall be appointed within the context of the Closing.

10. Pubco represents and warrants the following:

a. Other than for the undesignated authorized shares of Preferred Stock as stated in Pubco’s financial filings, Pubco has no other authorized or issued classes or series of shares other than the following:

i. Common Stock, of which 242,288,273 shares were issued and outstanding as at October 17, 2017, the date of Pubco’s latest filing with the SEC;

ii. Series C Preferred Stock (“Series C”) of which a total of 250,000 shares including the Payment Shares to be issued herein, shall be issued and outstanding within 5 business days of Closing;

iii. Series D Preferred Stock (“Series D”) of which a total of 10,000 shares including the Payment Shares to be issued herein, shall be issued and outstanding within 5 business days of Closing.

b. Pubco further warrants that other than any changes in authorized share capital of any class of shares, no other amendments shall be made to any of the rights and preferences of any classes of shares existing at the time of execution of this Binding LOI.

c. It has the necessary consent, legal authority and power to enter into this Binding LOI.

11. GSCG represents and warrants the following:

a. GSCG has no other authorized or issued classes or series of shares other than Common Stock, of which 50,000,000 shares are currently issued and outstanding.

b. No changes shall have been made to the share capital of GSCG at the time of the consummation of the contemplated Transaction and Section 11a. herein above shall hold true as of such consummation.

c. It has the necessary consent, legal authority and power to enter into this Binding LOI.

d. Each of GSCG and/or BN shall not intentionally take any action that may adversely affect the financial performance and/or financial situation of GSCG;

e. Shareholder further undertakes and warrants that he shall not:

i. sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option or right to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of the assets of GSCG outside the normal scope of business and/or any portion of the GSCG Shares;

ii. enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of any portion of the GSCG Shares;

12. The Parties acknowledge that any breach by any of GSCG and/or the Shareholder of any of their respective obligations under of any of Sections 5,6,7,8,9,11, 13,16 and/or17 and/or any subsections therein (“Sections”), shall result in irreparable damage to Pubco. In the event of any such breach, Pubco shall be entitled to:

i. An initial penalty equal to $500,000 USD (five hundred thousand dollars US) to be paid by Shareholder and/or GSCG, in addition to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against Shareholder and/or GSCG, its affiliates and their respective officers, employees, agents, or other representatives;

ii. A reimbursement of any amounts of Payment made to GSCG; and

iii. A reimbursement of any and all fees incurred by Pubco pursuant to Section 19 herein below.

13. Should Pubco declare itself unsatisfied, within the Due Diligence Satisfaction Deadline, with its Due Diligence, the Parties agree that the Binding LOI shall no longer be binding unto the Parties herein, save for Sections 14, 15, 16 and 17, which shall survive the termination of this Binding LOI.

14. Other than what appears in the public domain, the Parties understand and agree that this Binding LOI, the terms of the Transaction and the negotiations thereof and any other information relating to the contemplated transactions herein, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.

15. The Parties agree that Pubco shall bear the cost of all required fees associated with the contemplated Transaction, including but not limited to legal and accounting fees, regardless of whether or not the contemplated transactions herein is consummated.

16. The Parties agree that this Binding LOI shall be construed and governed by the laws of the State of Nevada. Subject to Section 21 herein below, the Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Nevada.

17. Notwithstanding the above, in the event of any disputes and/or controversies arising out of or relating to this Binding LOI and upon mutual written agreement by the Parties, the Parties shall submit any such disputes and/or controversies to binding arbitration in lieu of litigation, and upon any such submission, the Parties consent to the resolution thereof by such arbitration.

18. The Parties acknowledge the binding nature of this Binding LOI and agree to be bound by the terms of this Binding LOI. This Binding LOI may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this Binding LOI and, as evidence thereof, have signed this Binding LOI on this 23rd day of May 2019.

GLOBAL STEM CELLS GROUP INC.		LANS HOLDING INC.

By:	/s/: Benito Novas	By :	/s/: Trevor Allen
	Benito Novas, CEO		Trevor Allen, CEO

AMENDMENT TO BINDING LETTER OF INTENT

This present document is an Amendment (“Amendment”) to the Binding Letter of Intent dated May 23, 2019 (“Binding LOI”) and is being entered into by and between Lans Holdings Inc., a Nevada corporation having its principle place of business at 801 Brickell, Miami, FL 33133 (“Pubco), Global Stem Cells Group Inc. a Florida Corporation, whose principal place of business is located at 14750 NW 77th Court, suite 304, Miami Lakes, Florida, 33016 USA, (“GSCG”) Benito Novas, CEO of GSCG (“BN”), in his capacity as CEO and shareholder of GSCG and residing in Miami Florida, (“BN referred to herein as Shareholder (Pubco, BN referred to herein as Parties or Party).

Whereas the Parties previously entered into the Binding LOI;

Whereas the Parties wish to amend the Binding LOI solely to extend its term;

Whereas to this end the Parties have agreed to enter into this Amendment, the terms of which are as follows:

1. The Parties agree to modify Section 7 of the Binding LOI and agree to undertake to enter into a Definitive Agreement (as defined in the Binding LOI) within 180 (one hundred and eighty) days of the signing of this Amendment, unless otherwise extended in writing by the Parties. Closing (as defined in the Binding LOI) shall occur at the time of the execution of the Definitive Agreement, or at such other date as is practicable following such execution.

2. The Binding LOI, as amended by this Amendment, remains in full force and effect and is hereby ratified and confirmed. Provisions of the Binding LOI that have not been amended or terminated by this Amendment remain in full force and effect, unamended.

3. The Parties expressly warrant and guarantee that they have obtained all necessary requisite approvals and that they have the authority to enter into this Amendment.

4. The Preamble to this Amendment is incorporated herein by this reference and made a material part of this Amendment.

5. The Parties acknowledge the binding nature of this Amendment and agree to be bound by its terms.

6. The Parties agree that this Amendment shall be construed and governed by the same choice of law as that of the Binding LOI.

7. This Amendment may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this Binding LOI and, as evidence thereof, have signed this Amendment on this 11th day of September 2019.

GLOBAL STEM CELLS GROUP INC.		LANS HOLDINGS INC.

By:	/s/: Benito Novas	By:	/s/: Dave Christensen
	Benito Novas, CEO		Dave Christensen, CEO

ANNEX B

BINDING LETTER OF INTENT

The present document is a Binding Letter of Intent (“Binding LOI”) between Meso Numismatics Group Inc., a Nevada corporation having its principle place of business at 433 Plaza Real Suite 275 Boca Raton, Florida 3432 (“Pubco), Global Stem Cells Group Inc. a Florida Corporation, whose principal place of business is located at 14750 NW 77th Court, suite 304, Miami Lakes, Florida, 33016 USA, (“GSCG”) Benito Novas, CEO of GSCG (“BN”), in his capacity as CEO and shareholder of GSCG and residing in Miami Florida, (“BN referred to herein as Shareholder (Pubco, BN referred to herein as Parties or Party), whereby Pubco shall purchase all of the outstanding shares in GSCG (“Transaction”) under the following terms and conditions:

1. Whereas, there are currently 50,000,000 (Fifty Million) shares of common stock, no par value, issued and outstanding in GSCG (“GSCG Common Stock”);

2. Whereas, BN is the lawful holder of 50,000,000 (Fifty Million) shares of GSCG Common Stock (“BN Shares”);

3. Whereas BN is the holder of all of the issued and outstanding shares of GSCG Common Stock, representing 100% ownership in GSCG (“GSCG Shares”).

4. Whereas Pubco wishes to purchase from the Shareholder and the Shareholder wish to sell to Pubco, all of the GSCG Shares.

5. The Parties agree that Pubco shall purchase from the Shareholder all of the GSCG

Shares (the “Transaction”) for an aggregate amount of shares and cash, the whole as set out in Section 9b. below.

6. The Parties agree that this Binding LOI is being entered into pursuant to an Assignment and Assumption Agreement entered into by and between the Parties on November 27, 2019 (“Assignment”).

7. The Parties agree and undertake to enter into mutually agreeable definitive agreements (“Definitive Agreement”) and any other documents necessary for the closing of the Transaction (“Closing”), within 150 days of the execution of this Binding LOI. Such Closing shall occur at the time of the Execution of the Definitive Agreement or at such other date as is practicable following the execution of the Definitive Agreement.

8. The Parties further undertake that prior to the Closing, each of Pubco and GSCG shall have obtained all consents and approvals including, without limitation, board of director approval and shareholder consent, as are necessary for the approval of the Transaction, and the execution of all related documents including, without limitation, the Definitive Agreement.

9. The Definitive Agreement will incorporate the Parties’ understandings with respect to the terms of the Transaction, among other things, the following:

a. Pubco shall receive all of the GSCG Shares from the Shareholder as follows:

I. Pubco shall receive all of the BN Shares from BN;

II. BN shall deliver to Pubco the respective certificates representing his respective GSCG Shares upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties.

b. In exchange for the GSCG Shares, Pubco shall issue the following (“Payment Shares”):

I. BN shall receive:

a. 1,000,000 (one million) shares of Series AA (as defined in Section 10 herein below); and

b. 8,974 (eight thousand nine hundred and seventy four) shares of Series DD (as defined in Section 10 herein below).

c. Pubco shall deliver the Payment Shares to BN upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

d. In addition, Pubco shall pay an amount equal to $225,000 USD (two hundred and twenty-five thousand dollars US) (“Payment”) to GSCG which may be paid in multiple tranches with the total Payment amount being paid in full at the latest upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

e. GSCG shall retain its respective current CEO and Director(s), and no other director(s) shall be appointed within the context of the Closing.

10. Pubco represents and warrants the following:

a. Other than for the undesignated authorized shares of Preferred Stock as stated in Pubco’s financial filings, Pubco has no other authorized or issued classes or series of shares other than the following:

i. Common Stock, of which 5,336,177 shares were issued and outstanding as at November 15, 2019, the date of Pubco’s latest filing with the SEC;

ii. Series AA Super Voting Preferred Stock (“Series AA”), of which a total of 1,050,000 shares including the Payment Shares to be issued herein, shall be issued and outstanding at Closing;

iii. Series BB Convertible Preferred Stock none of which shall be issued and outstanding at Closing;

iv. Series CC Convertible Preferred Stock of which 1,000 shall be issued and outstanding at Closing.

v. Series DD Convertible Preferred Stock (“Series DD”), of which a total of 10,000 shares are authorized and all of which, including the Payment Shares shall be issued and outstanding at Closing.

b. Pubco further warrants that no changes shall be made to any of the rights and preferences of any of its series of its preferred stock existing at the time of execution of this Binding LOI.

c. It has the necessary consent, legal authority and power to enter into this Binding LOI.

11. GSCG represents and warrants the following:

a. GSCG has no other authorized or issued classes or series of shares other than Common Stock, of which 50,000,000 shares are currently issued and outstanding;

b. No changes shall have been made to the share capital of GSCG at the time of the consummation of the contemplated Transaction and Section 11a. herein above shall hold true as of such consummation;

c. It has the necessary consent, legal authority and power to enter into this Binding LOI;

d. Each of GSCG and/or BN shall not intentionally take any action that may adversely affect the financial performance and/or financial situation of GSCG;

e. Shareholder further undertakes and warrants that he shall not:

i. sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option or right to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of the assets of GSCG outside the normal scope of business and/or any portion of the GSCG Shares;

ii. enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of any portion of the GSCG Shares;

12. The Parties acknowledge that any breach by any of GSCG and/or the Shareholder of any of their respective obligations under of any of Sections 5,6,7,8,9,11,13,16 and/or 17 and/or any subsections therein (“Sections”), shall result in irreparable damage to Pubco. In the event of any such breach, Pubco shall be entitled to:

i. An initial penalty equal to $500,000 USD (five hundred thousand dollars US) to be paid by Shareholder and/or GSCG, in addition to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against Shareholder and/or GSCG, its affiliates and their respective officers, employees, agents, or other representatives;

ii. A reimbursement of any amounts of Payment made to GSCG; and

iii. A reimbursement of any and all fees incurred by Pubco pursuant to Section 19 herein below.

13. The Parties agree that Sections 14, 15, 16, 17 and 18 shall survive any termination of this Binding LOI.

14. Other than what appears in the public domain, the Parties understand and agree that this Binding LOI, the terms of the Transaction and the negotiations thereof and any other information relating to the contemplated transactions herein, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.

15. The Parties agree that Pubco shall bear the cost of all required fees associated with the contemplated Transaction, including but not limited to legal and accounting fees, regardless of whether or not the contemplated transactions herein is consummated.

16. The Parties agree that this Binding LOI shall be construed and governed by the laws of the State of Nevada. Subject to Section 17 herein below, the Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Nevada.

17. Notwithstanding the above, in the event of any disputes and/or controversies arising out of or relating to this Binding LOI and upon mutual written agreement by the Parties, the Parties shall submit any such disputes and/or controversies to binding arbitration in lieu of litigation, and upon any such submission, the Parties consent to the resolution thereof by such arbitration.

18. Each of Shareholder and GSCG hereby warrants and Lans Holdings Inc. hereby acknowledges that this Binding LOI along with the Assignment represents the entire agreement between the Parties relating to the subject matter herein and that upon the execution this Binding LOI, any and all previous agreements including the binding letter of intent and amendment thereto, entered into by and between Lans Holdings Inc., Shareholder and GSCG, shall be null and void and of no further force and effect.

19. The Parties acknowledge the binding nature of this Binding LOI and agree to be bound by the terms of this Binding LOI. This Binding LOI may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this Binding LOI and, as evidence thereof, have signed this Binding LOI on this 27th day of November, 2019.

GLOBAL STEM CELLS GROUP INC.		MESO NUMISMATICS INC.

By:	/s/:	By:	/s/
Benito Novas, CEO		Melvin Pereira, CEO

BENITO NOVAS

/s/:

Acknowledged by:

LANS HOLDINGS INC.

By:	/s/:
Trevor Allen, CEO

ANNEX C

Issue Date of Convertible Debenture	Maturity Date	Interest Rate	Principal Amount at Issuance
December 12, 2016 (a) (1)(3)	December 12, 2017	10%	$85,000
December 15, 2016 (b) (1)(3)	September 15, 2017	12%	$85,000
June 15, 2018 (c) (1)(2)	June 15, 2021	15%	$67,565
June 15, 2018 (d) (1)(2)	June 15, 2021	15%	$18,460
June 15, 2018 (e) (1)(2)	June 15, 2021	15%	$72,356
June 15, 2018 (f) (1)(2)	June 15, 2021	15%	$12,561
June 15, 2018 (g) (1)(2)	June 15, 2021	15%	$107,887
June 15, 2018 (h) (1)(2)	June 15, 2021	15%	$219,168
June 15, 2018(i) (1)(2)	June 15, 2021	15%	$25,000
June 15, 2018(j) (1)(2)	June 15, 2021	15%	$17,708
June 15, 2018 (k) (1)(2)	June 15, 2021	15%	$4,496
May 16, 2019 (l) (1)(3)	May 16, 2020	15%	$18,000
June 28, 2019 (m) (1)(3)	June 28, 2020	15%	$90,000
July 15, 2019 (n) (1)(3)	July 15, 2020	15%	$19,000
August 2, 2019 (o) (1)(3)	August 2, 2020	15%	$28,000
September 17, 2019 (p) (1)(3)	September 17, 2020	15%	$32,000

(1)	Default annual interest rate 24%
(2)	50% discount of lowest trading price with 20 day look back
(3)	Default Conversion price lowest of $0.007 or 65% discount of lowest trading price with 25 day look back
(a)	Adjusted principal post default $239,196
(b)	Adjusted principal post default $291,930
(c)	Adjusted principal post default $101,348
(d)	Adjusted principal post default $27,690
(e)	Adjusted principal post default $108,534
(f)	Adjusted principal post default $18,842
(g)	Adjusted principal post default $161,831
(h)	Adjusted principal post default $328,752
(i)	Adjusted principal post default $37,500
(j)	Adjusted principal post default $26,562
(k)	Adjusted principal post default $6,744
(l)	Adjusted principal post default $83,000
(m)	Adjusted principal post default $191,000
(n)	Adjusted principal post default $84,500
(o)	Adjusted principal post default $98,000
(p)	Adjusted principal post default $92,000

ANNEX D

CERTIFICATE OF DESIGNATIONS PREFERENCES AND
RIGHTS OF SERIES CC CONVERTIBLE PREFERRED STOCK OF
MESO NUMISMATICS INC.

A NEVADA CORPORATION

I. DESIGNATION AND AMOUNT

There shall be a series of preferred stock designated as “Series CC Convertible Preferred Stock”, and the number of shares constituting such series shall be 1,000 par value $0.001. Such series is referred to herein as the “Series CC Convertible Preferred Stock”.

II. DIVIDENDS

The holders of the Series CC Convertible Preferred Stock shall not be entitled to receive dividends.

III. OPTIONAL REDEMPTION.

(a) At any time prior to November 22, 2022 (“Automatic Conversion Date “) the Corporation may redeem for cash out of funds legally available therefor, any or all of the outstanding Series CC Convertible Preferred Stock (“Optional Redemption”) at a price equal to $1,000 per share.

(b) Should the Corporation exercise the right of Optional Redemption it shall provide each holder of Preferred Stock with at least 20 days’ notice of any proposed optional redemption pursuant this Article III (an “Optional Redemption Notice”). Any optional redemption pursuant to this Article III shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (5) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding.

IV. CONVERSION

(a) The holder may, from time to time and at any time prior to the Automatic Conversion Date, convert part or all of its shares of Series CC Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock at a price per share determined by dividing the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 1,000 and multiplying the result by 0.8 (Conversion Price”).

(b) Automatic Conversion. Notwithstanding the foregoing, any and all remaining issued and outstanding shares of Series CC Convertible Preferred Stock shall automatically convert at the Conversion Price, on the Automatic Conversion Date.

(c) Mechanics of Conversion. To convert the Series CC Convertible Preferred Stock, a holder shall: (i) email, fax (or otherwise deliver by other means resulting in notice) a copy of a fully executed notice of conversion in the form provided by the Company and (ii) within three (3) business days surrender or cause to be surrendered to the Company the certificates representing the Series CC Convertible Preferred Stock being converted (the “Preferred Stock Certificates”) accompanied by duly executed stock powers and the original executed version of a notice of conversion. The date of the Company’s receipt of the notice of conversion shall be the “Conversion Date”.

(d) Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of common stock as are not disputed in accordance with the other provisions of this Article III. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm, acceptable to holder, via facsimile within two (2) business days of receipt of the notice of conversion. The accounting firm shall audit the calculations and notify the Company and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm’s calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of common stock in accordance with this Article III.

(e) Timing of Conversion. No later than the third business day following the Conversion Date (the “Delivery Period”), provided that the Company has received prior to such date the Preferred Stock Certificates, the Company shall deliver to the holder (or at its direction) (x) that number of shares of common stock issuable upon conversion of the number of Series CC Convertible Preferred Stock being converted and (y) a certificate representing the number of Series CC Convertible Preferred Stock not being converted, if any. The person or persons entitled to receive shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the notice of conversion is revoked as provided in Article III(e). The Delivery Period shall be extended until the business day following the date of delivery to the Company of the Preferred Stock Certificates to be converted.

(f) Revocation of notice of conversion. In addition to any other remedies which may be available to the holder, in the event the Company fails for any reason to effect delivery to the holder of certificates representing the shares of common stock receivable upon conversion of the Series CC Convertible Preferred Stock by the business day following the expiration of the Delivery Period, the holder may revoke the notice of conversion by delivering a notice to such effect to the Company. Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by holder, to the holder, and the Company and the holder shall each be restored to their respective positions held immediately prior to delivery of the notice of conversion.

(g) Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of common stock pursuant to conversion of the Series CC Convertible Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of common stock to any person other than the registered holder of the Series CC Convertible Preferred Stock.

(h) No Fractional Shares. No fractional shares of common stock are to be issued upon the conversion of Series CC Convertible Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of common stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of common stock shall be rounded up to the next whole number.

(i) Electronic Transmission. In lieu of delivering physical certificates representing the common stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (the “FAST Program”), upon request of a holder who shall have previously instructed such holder’s prime broker to confirm such request to the Company’s transfer agent and upon the holder’s compliance with Article III(b), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the common stock issuable upon conversion to the holder by crediting the account of holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Subject to the foregoing, the Company will use its commercially reasonable efforts to maintain the eligibility of its common stock for the FAST Program.

V. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

Subject to the provisions of this Article IV, the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series CC Convertible Preferred Stock a sufficient number of shares of common stock to provide for the conversion of all outstanding Series CC Convertible Preferred Stock upon issuance of shares of common stock (the “Reserved Amount”). If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the “Authorization Trigger Date”) is less than one hundred seventy-five percent (175%) of the number of shares of common stock issuable on such trading days upon conversion of the outstanding Series CC Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall immediately take all necessary action (including stockholder approval to authorize the issuance of aCCitional shares of common stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of common stock issuable upon conversion of the outstanding Series CC Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof).

VI. FAILURE TO CONVERT

If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the second business day following the expiration of the Delivery Period for such conversion (said period of time being the “Extended Delivery Period”), such number of shares of common stock to which such holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any holder at any time of its intention not to issue shares of common stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount) (each of (x) and (y) being a “Conversion Default”), then the Company shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Series CC Convertible Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series CC Convertible Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. “Cure Date” means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Series CC Convertible Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue common stock in satisfaction of all conversions of Series CC Convertible Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations). The Company shall promptly provide each holder with notice of the occurrence of a Conversion Default with respect to any of the other holders.

VII. RANK

All shares of the Series CC Convertible Preferred Stock shall rank (i) prior to the common stock; and (ii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series CC Convertible Preferred Stock (the “pari passu Securities”); and (iii) junior to any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series CC Convertible Preferred Stock (the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Liquidation Preference with respect to any pari passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

VIII. VOTING RIGHTS. Subject to Article IX below, no holder of the Series CC Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

IX. PROTECTION PROVISIONS So long as any Series CC Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of a majority of the holders: (a) alter or change the rights, preferences or privileges of the Series CC Convertible Preferred Stock; and/or (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series CC Convertible Preferred Stock.

X. MISCELLANEOUS

A. Lost or Stolen Certificates. Upon receipt by the Company of (x) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series CC Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new Series CC Convertible Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series CC Convertible Preferred Stock. Statements of Available Shares. Upon request, the Company shall deliver to the holder a written report notifying the holder of any occurrence which prohibits the Company from issuing common stock upon any such conversion. The report shall also specify (i) the total number of shares of common stock which are reserved for issuance upon conversion of the Series CC Convertible Preferred Stock as of the date of the request, and (ii) the total number of shares of common stock which may thereafter be issued by the Company upon conversion of the Series CC Convertible Preferred Stock before the Company would exceed the Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any holder, provide all of the information enumerated in clauses (i) – (2) of this Article X(B) and, at the request of a holder, make public disclosure thereof.